UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number 1-8965

                       Prudential Realty Trust
          (Exact name of registrant as specified in its charter)

               Prudential Plaza, Newark, New Jersey 07102
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Income Shares of Beneficial Interest ($.01 par value, $8.00 stated value)
          Capital Shares of Beneficial Interest ($.01 par value)
         (Title of each class of securities covered by this Form)

                                   NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [x]         Rule 12h-3(b)(1)(i)    [x]
          Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
                                             Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or
     notice date:        0

     Pursuant to the requirements of the Securities Exchange Act of 1934 Prudential Realty trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: December 2, 1995                    /s/  James W. McCarthy
                                   Name:  James W. McCarthy
                                   Title: Vice President, Comptroller
                                           and Principal Accounting
                                           Officer